As filed with the Securities and Exchange Commission on February 28, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Helmerich & Payne, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	73-0679879 (I.R.S. Employer Identification No.)

1437 South Boulder Ave., Suite 1400

Tulsa, Oklahoma 74119

(918) 742-5531

(Address, including zip code, and telephone number, including area code, of principal executive offices)

Helmerich & Payne, Inc. 2024 Omnibus Incentive Plan

(Full title of the plan)

Debra R. Stockton

Vice President and General Counsel

1437 South Boulder Ave., Suite 1400

Tulsa, Oklahoma 74119

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is filed by Helmerich & Payne, Inc. (the “Company”) to register 250,000 shares of the Company’s Common Stock, par value $0.10 per share (the “Common Stock”), to be offered and sold under the Helmerich & Payne, Inc. 2024 Omnibus Incentive Plan (the “2024 Plan”).

PART I

Item 1.	Plan Information.(1)

Item 2.	Registrant Information and Employee Plan Annual Information.(1)

(1)	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8, and has been or will be sent or given to participants in the 2024 Plan as specified in Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have previously been filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act and pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein and shall be deemed to be a part hereof:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2023, filed with the Commission on November 8, 2023;

(b)	the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2023, filed with the Commission on January 29, 2024;

(c)	the Company’s Current Reports on Form 8-K filed with the Commission on October 18, 2023 (Item 8.01 only), December 6, 2023 and February 22, 2024; and

(d)	The description of the Common Stock of the Company contained in Exhibit 4.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2023, filed with the Commission on November 8, 2023, including any subsequent amendment or report filed for the purpose of updating the description of the Common Stock of the Company contained therein.

In addition, all documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information that the Company discloses under Items 2.02 or 7.01 of any Current Report on Form 8-K that it may from time to time furnish to the Commission will be incorporated by reference into, or otherwise included in, this Registration Statement.

Any statement, including financial statements, contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or therein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) provides generally that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative in nature, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) and, in a proceeding not by or in the right of the corporation, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such suit or proceeding, if he acted in good faith and in a manner he believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.  Delaware law further provides that a corporation may not indemnify any person against expenses incurred in connection with an action by or in the right of the corporation if such person shall have been adjudged to be liable in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for the expenses which such court shall deem proper.

The Fourteenth Article of the Company’s Amended and Restated Certificate of Incorporation (the “Charter”) provides for the indemnification by the Company of any director, officer or employee of the Company or any of its subsidiaries in connection with any claim, action, suit or proceeding brought or threatened by reason of such position with the Company or any of its subsidiaries.  The Charter also (a) limits or in certain circumstances eliminates the personal liability of a director to the Company or to its stockholders for monetary damages for breach of fiduciary duty as a director as authorized by Section 102(b) of the DGCL, (b) permits the Company’s indemnification of its officers and directors as provided by Section 145 of the DGCL; provided, however, that the directors remain subject to personal liability for breaches of the duty of loyalty, acts committed in bad faith or intentional misconduct or a knowing violation of law, the payment of an unlawful dividend or unlawful stock repurchases, or any transaction from which the directors received an improper personal benefit, and (c) permits the Company as provided in Section 145 of the DGCL to maintain insurance to protect itself and any director, officer, employee or agent of the Company.  The Company presently maintains in effect a liability insurance policy covering officers and directors.  In addition, the directors and officers of the Company have entered into specific agreements which provide for indemnification of such persons by the Company under certain circumstances.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Exhibit Description

4.1	Amended and Restated Certificate of Incorporation of Helmerich & Payne, Inc. (incorporated herein by reference to Exhibit 3.1 of the Company’s Form 8-K filed on March 14, 2012).

4.2	Amended and Restated By-laws of Helmerich & Payne, Inc. (incorporated herein by reference to Exhibit 3.1 of the Company's Form 8-K filed on March 3, 2023).

5.1*	Opinion of Gibson, Dunn & Crutcher LLP as to the legality of shares of Common Stock being registered.

23.1*	Consent of Ernst & Young LLP.

23.2*	Consent of Gibson, Dunn & Crutcher LLP (contained in the opinion filed as Exhibit 5.1).

24.1*	Power of Attorney (included on signature page hereto).

99.1*	Helmerich & Payne, Inc. 2024 Omnibus Incentive Plan.

107.1*	Filing Fee Table.

*Filed herewith.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, State of Oklahoma, on this 28th day of February, 2024.

HELMERICH & PAYNE, INC.

By:	/s/ John W. Lindsay
Name:	John W. Lindsay
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints John W. Lindsay, Mark W. Smith, Cara M. Hair, Debra R. Stockton and William H. Gault, and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his, her or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date(s) indicated.

Signature	Title	Date

/s/ John W. Lindsay	Director, President and Chief Executive Officer	February 28, 2024
John W. Lindsay	(Principal Executive Officer)

/s/ Mark W. Smith	Senior Vice President and Chief Financial Officer	February 28, 2024
Mark W. Smith	(Principal Financial Officer)

/s/ Sara M. Momper	Vice President and Chief Accounting Officer	February 28, 2024
Sara M. Momper	(Principal Accounting Officer)

/s/ Hans Helmerich	Director and Chairman of the Board	February 28, 2024
Hans Helmerich

/s/ Delaney Bellinger	Director	February 28, 2024
Delaney Bellinger

/s/ Belgacem Chariag	Director	February 28, 2024
Belgacem Chariag

/s/ Kevin G. Cramton	Director	February 28, 2024
Kevin G. Cramton

/s/ Randy A. Foutch	Director	February 28, 2024
Randy A. Foutch

/s/ Elizabeth Killinger	Director	February 28, 2024
Elizabeth Killinger

/s/ José R. Mas	Director	February 28, 2024
José R. Mas

/s/ Thomas A. Petrie	Director	February 28, 2024
Thomas A. Petrie

/s/ Donald F. Robillard, Jr.	Director	February 28, 2024
Donald F. Robillard, Jr.

/s/ John D. Zeglis	Director	February 28, 2024
John D. Zeglis